Exhibit 10.15

CONNECTIVITY SERVICES AGREEMENT

This Connectivity Services Agreement (the "Agreement") is made as of June 17, 2004, between Impact Mobile Inc., having offices at 487 Adelaide St. West, Suite 304, Toronto, ON, M5V 1T4 ("Impact") and Digital Youth Network Inc., having offices at 1040 Hamilton St., Suite 302, Vancouver, BC, V6B 2R9 ("Client"). In consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Impact and Client agree as follows:

1. Services. Subject to and in accordance with the terms and conditions of this Agreement, Impact hereby agrees-to provide Client with connectivity services, on a non-exclusive basis, which will ultimately provide the physical and commercial interface to wireless carriers in Canada (the "Services") through connection(s) (each, a "Connection") from Client's facilities to the Impact Facilities, in order that Client may in turn provide short messaging services ("Client's Services") to Canadian mobile customers ("End Users") using equipment/hardware that is capable of being used by End Users in connection with Client's services (the "Units").

Impact agrees to provide Client the Services as specified herein and any other service that may be offered from time to time that is selected at an additional cost to be negotiated by the parties. Requests for changes to the Services requested by either party are subject to the terms and conditions of this Agreement.

2. Fees Payable by Client.

(a) Impact agrees to provide the Services and the Connection(s) to Client for the following fees (the "Fees"):

(i) A one-time set up fee of $3,000.00 for the set up of the Client account and provisioning the initial short code.

(ii) A monthly maintenance fee of $2,500.00. This fee covers up to 200,000 messages per month through the platform related to Client Services provided that the message balance is at least 1:3 MO:MT (i.e. Client Services generate at least one MO message for every MT message that is sent by Client). Above 200,000 messages per month, messages (MT and MO) will be charged according to the following schedule based on monthly volumes;

Message 200,001 to 1,000,000: $0.007/message
Message 1,000,001 to 5,000,000: $0.0032/message
Message 5,000,001 and above: $0.002/message

(iii) For Client Services that do not meet the criteria of at least 1:3 MO:MT message, Client will be subject to bulk messaging fees. Such fees will be quoted at such time that Client is considering such Client Services through the Impact Mobile Connections. Impact is committed to negotiating the best rates for bulk messages with the operators once Client has requested such negotiations begin.

(iv) Application development and other engineering support will be provided on a time and materials basis at a rate of $1,500.00 per day based on an eight (8) hour day. Custom design and engineering services will be quoted for each project and will be subject to Client approval.

(v) Additional short codes can be set up for a fee of $3,000.00 per short code.

(vi) Client is responsible for the application for short codes and the associated fees. Impact can also provide assistance, on request, to complete and file the applications on a time and materials basis (fees to assist with the application for the first short code are waived);

(vii) Client agrees to pay any reasonable third party fees (e.g. physical connection fee and associated hardware) for connectivity between Client's facilities and the Impact facilities, if required. If Client deems such third party fees not to be reasonable, they will not be obligated to proceed with the Connection/this Agreement. Impact will not be required to pay such costs.

3. General Billing & Payment to Impact.

(a) Unless otherwise specified, all amounts stated in this Agreement are in Canadian dollars.

(b) Payment terms are net 30 days from date of invoice receipt.

(c) Initial fees will be billed once set up is complete. Monthly fees will be billed at the beginning of each month.

(d) Each party agrees to pay all Fees and all applicable taxes thereon in advance of or on the specified due dates and interest on all overdue Fees as specified in Section 3e.

(e) If payment from one party to the other is not received by the specified due date, the invoiced party shall pay interest at the rate equal to the lesser of 2% per month or the highest rate allowable by law, calculated and applied monthly on all due and unpaid amounts

4. Calculations.

Usage, billing and Impact's net revenue will be calculated according to Impact systems. Client shall have the right to audit Impact's books and records as relates to the foregoing. In the event that any such audit reveals an underpayment of amounts due, Impact shall promptly pay the amounts owed. In the event that any such underpayment due exceeds ten per cent (10%), Impact shall pay Client's reasonable costs of conducting the audit.

5. Usage of Services.

(a) Client shall comply with all of Impact's reasonable terms, conditions, specifications, rules or guidelines regarding use of the Services. Without limiting the generality of the foregoing, Client shall not, directly or indirectly:

(i) invade any person's privacy; unlawfully use, possess, post, transmit or disseminate obscene, profane or pornographic material or content that is unlawful, threatening, abusive, libelous, slanderous, or defamatory;

(ii) unlawfully promote or incite hatred (including, without limitation, any transmissions constituting or encouraging conduct that would constitute a criminal offense, or otherwise violate any applicable law);

(iii) knowingly access or scan any equipment, device, software, data, or any confidential, copyright protected or patent protected material of any other person, without the knowledge and consent of such person, nor use any tools designed to facilitate such access or scan;

(iv) knowingly upload, post, transmit, reproduce, or distribute in any way, information, software or other material that is protected by copyright, or other proprietary right, or related derivative works, without obtaining permission of the copyright owner or rightholder;

(v) copy, distribute or sublicense any software provided or made available to Client by Impact, except that Client may make one copy of each software program for back-up or archival purposes only;

(vi) alter, modify, disrupt or tamper with the Impact facilities or any aspect thereof;

(vii) except as they may already be affected by the volume of traffic over the Impact facilities as is already contemplated by the terms of this Agreement, Client will not knowingly restrict, inhibit or otherwise intentionally interfere with the ability 6 f any other person to use or enjoy the Impact facilities, including, without limitation: posting or transmitting any information or software that contains a virus or other harmful or debilitating feature; distributing mass or unsolicited messages ("spamming"); or otherwise intentionally generating such a substantially high volume of traffic as to tie up the capacity of the Impact facilities so that others are unable to send or retrieve information through them; or

(viii) intentionally interfere with computer networking or telecommunications service to or from any user, host or network, including but not limited to denial of service attacks, seizure or abuse of operator privileges ("hacking") or attempting to "crash" a host.

In addition to Impact's termination rights set out elsewhere in this Agreement, Impact may terminate this Agreement effective immediately upon written notice to Client if Client engages in one or more of the above prohibited activities whether such activities have occurred with or without Client's knowledge, or whether the prohibited activities were intentional or unintentional. Additionally, Impact reserves the right to charge Client for any direct or indirect costs incurred by Impact or its affiliates, in connection with Client's breach of this provision and any costs incurred to enforce Client's compliance with same.

(b) Client shall not transmit or request any type/category of data, content, messages or information (the "Content") using the Services and the Connection(s), including, in particular (but without limitation), ring tones, games or graphics, unless such type/category of Content is approved in advance in writing by Impact.

(c) Impact shall have the right to suspend or shut down the Services or the Connection(s) immediately if Impact determines, acting reasonably, that there is a material malfunction, security breach, unauthorized or fraudulent access, abuse or incorrect configuration or use of Client's Services, the Services, the Connection(s) or the Impact facilities by the Client or as a result of the Client's use of the Impact facilities. Impact will act diligently to correct any such material malfunction, security breach, unauthorized or fraudulent access, abuse, or incorrect configuration or use of the Impact facilities if the same is not directly caused by Client. Client is solely responsible for any Content transmitted using the Services.

(d) Client shall inform Impact, as far in advance as possible, of any anticipated increase in the volume of Short Message Service ("SMS") messages to be transmitted or received by Client through the Impact facilities. Impact shall have the right to regulate such volume if it determines, acting reasonably, that the operation of the Impact Facilities or any Impact service will be materially impaired by such increased volume.

(e) Impact does not grant Client any right, title, license, or interest in or to any Impact software or documentation, or in any related patents, copyrights, trade secrets or other proprietary intellectual property. Client shall acquire no rights of any kind in or to any Impact trademark, service mark, trade name, logo, or product or service designation under which Impact's products or services were or are marketed and shall not use same for any reason except as expressly authorized in writing by Impact prior to such use.

6. Client's General Covenants. Client represents, warrants and/or covenants that:

(a) Client shall use the Services and Connection(s) in accordance with all applicable law and for Client's legitimate business purposes only;

(b) Client's Services shall comply with all applicable law, rules, and regulations of governmental authority, and any guidelines and policies known to Client including, without limitation, privacy laws and any Impact guidelines pertaining to the Services, Client's Services or text messaging in general;

(c) Client shall be solely responsible for the development, testing, marketing and servicing (including without limitation, customer support) of Client's Services;

(d) Client shall not use Impact's trademarks, logos, brands or other intellectual property without prior review and approval by Impact;

(e) Client shall be responsible for informing End Users: of any fees/charges/prices that End Users will be charged for using Client's Services ("End User Charges"), and (ii) that Client, and not Impact, is the vendor of Client's Services; and

(f) Client shall inform Impact in writing of the End User Charges at least 30 days in advance of the commencement date for billing of such charges.

(g) Client has read the Code of Conduct as issued by the CWTA and included as Exhibit A of this Agreement, and will ensure Client Services comply with this Code.

7. Impact's Representations and Warranties

Impact hereby represents and warrants to Client, with the intent that Client will rely on these representations and warranties in entering into and in continuing the Term of this Agreement, that:

(a) Impact is a Canadian company duly organized and in good standing in the jurisdiction(s) where it is incorporated or where it does business, and has the authority to enter into this Agreement and to perform its obligations hereunder.

(b) Impact has established connections to the networks of all Canadian wireless telecommunications carriers. Such connections are sufficient to handle the anticipated volume of Client's Services as contemplated by this Agreement as currently understood by Impact.

(c) Given Impact's current understanding of Client's requirements, Impact has sufficient platform capacity and redundancy as will ensure that its facilities will not suffer unscheduled "down time" in excess of 0.5% calculated on a monthly basis.

8. Confidentiality Covenant.

(a) Nondisclosure. Each party will hold in confidence and, without the consent of the other party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the other party. The recipient of Confidential Information may only disclose the Confidential Information to its officers, directors, employees, and independent contractors with a need to know the information for the implementation of this Agreement, provided that such persons are bound by terms of this Section 8. Without limiting the foregoing, the recipient of the Confidential Information agrees that it will exercise at least the same standard of care in protecting the confidentiality of the other party's Confidential Information as it does with its own Confidential Information of a similar nature. Client further acknowledges and agrees that the source code of each Service is Confidential Information of Impact. Impact acknowledges that all of the Client's membership information, including numbers, is Confidential Information of the Client, and Impact will destroy this information, to the extent it is provided to Impact in the course of any campaign, immediately upon the completion of the campaign , unless otherwise instructed in writing by Client.

(b) Exceptions. Confidential Information shall not include information if, and only to the extent that, the recipient establishes that the information: (a) is or becomes a part of the public domain through no act or omission of the recipient; (b) was in the recipient's lawful possession prior to the disclosure and had not been obtained by the recipient either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the recipient by a third party without restriction on disclosure; (d) is independently developed by the recipient; or (e) is disclosed by the recipient pursuant to a requirement of a governmental agency or by operation of law, provided that the recipient shall disclose only that part of the Confidential Information which it is required to disclose and shall notify the owner prior to such disclosure in a timely fashion in order to permit the owner to attempt to prevent or restrict such disclosure should it so elect.

(c) Privacy. The parties shall comply with all privacy rights related obligations under applicable legislation, laws and regulations.

9. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year (the "Initial Term"). At the end of the Initial Term, if the parties have not entered into a new Agreement with respect to the subject matter hereof, this Agreement shall automatically renew for a second period of one (1) year, unless either party terminates the Agreement by providing the other party with at least 30 days written notice prior to the end of the Initial Term.

10. Termination.

(a) Either Impact or Client may terminate this Agreement without cause effective thirty (30) days after written notice is given to the other party.

(b) If Client: (i) fails to pay for the use of the Services and to pay any other amount owed to Impact at the times and in the amounts specified within 10 days of receiving notice of such default; (ii) enters into insolvency, bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation proceedings or makes any assignment in bankruptcy or for the benefit of creditors or if a trustee, receiver or person with similar powers is appointed with respect to any of Client's assets; or (iii) otherwise materially breaches any of its representations, warranties or covenants in this Agreement in any way that has a material adverse impact on Impact, Impact may terminate the Services (or any portion thereof) and this Agreement immediately and without any liability whatsoever upon delivering written notice to Client. Reactivation of the Services may result in a reactivation charge payable by Client as established by Impact.

(c) If Impact: (i) fails to pay any amount owed to Client at the times and in the amounts specified within 10 days of receiving notice of such default; (ii) enters into insolvency, bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation proceedings or makes any assignment in bankruptcy or for the benefit of creditors or if a trustee, receiver or person with similar powers is appointed with respect to any of Impact's assets; or (iii) otherwise materially breaches any of its representations, warranties or covenants in this Agreement in any way that has a material adverse impact on Client, Client may terminate this Agreement immediately and without any liability whatsoever upon delivering written notice to Impact.

(d) In addition, Impact may terminate the Services (or any portion thereof) and this Agreement, without any liability whatsoever: (i) immediately, if Impact is prevented from providing any portion or all of the Services required under this Agreement by any law, regulation, requirement or ruling issued in any form whatsoever by judicial or other governmental authority, or if a notice from a government agency or department indicates Impact is not permitted to provide any portion or all of the Services to be provided or to operate all or any portion of the Impact Facilities; or (ii) upon at least 30 days prior written notice, if Impact decides to cease offering the Services.

11. Notices. Every notice given with respect to this Agreement shall be written and delivered or given to a party at such party's address set out on the signature page of this Agreement.

12. General Terms and Conditions.

(a) Identifiers. Client shall have no property right in any numbers and addresses or other identifiers (including, without limitation, short codes) assigned to Client in connection with the Services and Impact may change such identifiers at such time or times as Impact, in its sole discretion, considers necessary, without any liability. Notwithstanding, Impact will not change the Client's short code which is used for MO traffic unless at the request of the CWTA or a carrier(s), and upon written notice to Client that such a request has been made.

(b) Connections. Impact will provide Client with port access to the Impact facilities for the Connection(s); provided, however, that Impact shall not be responsible for the installation of any fixed line connection from Client's premises to the Impact Facilities or any costs associated therewith. Client acknowledges that the methods of connection to the Impact facilities may vary depending on the application used. Client shall be solely responsible for ensuring that the Connection(s) comply with Impact's reasonable technical and operational requirements and shall make, at Client's sole expense, any modifications reasonably required to maintain such compliance.

(c) Impact Facilities. Client agrees that, to maintain or improve service, or for other business reasons, Impact can, in its sole discretion suspend, restrict, modify or terminate the Services or the Impact facilities without notice. Client acknowledges and agrees that Impact reserves the right, in its sole discretion and without notice to Client, to make changes from time to time in any aspect of the Impact facilities. Notwithstanding the foregoing, if Impact believes that scheduled downtime will exceed 30 minutes, Impact will make reasonable efforts to inform Client of such downtime at least 48 hours in advance of the downtime.

(d) Third Party Services. Client shall have total responsibility for its use of all data query functions (collectively, "Query Services") that may from time to time, be offered by Impact or third parties in connection with the Services. Client acknowledges that QUERY SERVICES ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND THAT IMPACT DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ANY INFORMATION RECEIVED BY CLIENT VIA QUERY SERVICES, AND SHALL HAVE NO LIABILITY WHATSOEVER TO CLIENT OR ANY THIRD PARTY CLAIMING BY OR THROUGH CLIENT FOR THE ACCURACY, TIMELINESS OR CONTINUED AVAILABILITY OF SUCH INFORMATION.

(e) Security. Client acknowledges that it may be possible for third parties to monitor communications and information, including data traffic, while Client uses the Services. Client accepts full responsibility for the establishment of appropriate security measures to protect Client's own systems and its transmissions via the Services and to control access to the Units and information transmitted by Client.

(f) Indemnification by Client. Client shall be responsible for and shall fully indemnify and save harmless Impact, its successors, affiliates and agents and their respective directors, officers, shareholders and employees (collectively, the "Impact Indemnitees") from any costs, demands, claims, damages (including, but not limited to, any direct, special, indirect, incidental, exemplary, punitive, or consequential damages), loss of goodwill or profits, or other losses or expenses (including without limitation legal fees and costs) incurred by any Impact Indemnitee in connection with all claims, suits, judgements, and causes of action for: (i) infringement of patents or other proprietary rights arising from Client using any software, device, system or service in connection with, but not including, the Services or Impact Facilities; (ii) libel, slander, defamation or infringement of copyright or other proprietary right with respect to material transmitted or received by Client using the Services or over the Connection(s) or Impact Facilities; or (iii) injury, death or property damage arising in connection with the presence, use or non-use of the Services, the Connection(s), the Impact Facilities or the Units.

(g) Indemnification by Impact. Impact shall be responsible for and shall fully indemnify and save harmless Client, its successors, affiliates and agents and their respective directors, officers, shareholders and employees (collectively, the "Client Indemnitees") from any costs, demands, claims, damages (including, but not limited to, any direct, special, indirect, incidental, exemplary, punitive, or consequential damages), loss of goodwill or profits, or other losses or expenses (including without limitation legal fees and costs) incurred by any Client Indemnitee in connection with all claims, suits, judgements, and causes of action for: (i) infringement of patents or other proprietary rights of the Services or Impact Facilities; or (ii) Impact's improper use of Client's Confidential Information.

(h) Liability.

(A) IMPACT, ITS DIRECTORS, OFFICERS, EMPLOYEE OR AGENTS (IT BEING ACKNOWLEDGED BY CLIENT THAT FOR THE PURPOSES OF THIS SECTION ONLY, IMPACT IS CONTRACTING AS AGENT ON BEHALF OF ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) SHALL NOT BE LIABLE TO CLIENT, ANY USER OR ANY OTHER PERSON FOR ANY DAMAGE OR LOSS INCLUDING, WITHOUT LIMITATION, PROPERTY DAMAGE, LOSS OF DATA, LOSSES RESULTING FROM A THIRD PARTY'S UNAUTHORISED ACCESS TO DATA, LOSS OF BUSINESS OR REVENUE, PERSONAL INJURY OR LOSS OF LIFE RESULTING DIRECTLY OR INDIRECTLY FROM THE USE OF THE UNITS, THE IMPACT FACILITIES, THE SERVICES, THE CONNECTION(S), OR ANY EQUIPMENT PROVIDED, RENTED OR SOLD BY IMPACT, ITS EMPLOYEES, AGENTS OR DEALERS, WHETHER OR NOT SUCH DAMAGES OR LOSS, PROPERTY DAMAGE, INJURY OR LOSS OF LIFE RESULTS FROM A BREACH OF OBLIGATION OR CONTRACT (WHETHER OR NOT SUCH BREACH IS CONSIDERED TO BE FUNDAMENTAL), OR FROM NEGLIGENT, TORTIOUS OR DELICTUAL CONDUCT OF IMPACT, ITS EMPLOYEES, AGENTS, CONTRACTORS, DEALERS, SUPPLIERS OR MANUFACTURERS. FURTHERMORE, IN NO EVENT SHALL IMPACT, ITS DIRECTORS, OFFICERS, EMPLOYEE OR AGENTS BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR ANY OTHER DAMAGES WHATSOEVER OR HOWSOEVER CAUSED; OR (II) THE ACCURACY, TIMELINESS OR CONTINUED AVAILABILITY OF THE SERVICES, THE CONNECTION(S) OR THE IMPACT FACILITIES.

(B) CLIENT, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE TO IMPACT, ANY USER OR ANY OTHER PERSON FOR ANY DAMAGE OR LOSS INCLUDING, WITHOUT LIMITATION, PROPERTY DAMAGE, LOSS OF DATA, LOSSES RESULTING FROM A THIRD PARTY'S UNAUTHORIZED ACCESS TO DATA, LOSS OF BUSINESS OR REVENUE, PERSONAL INJURY OR LOSS OF LIFE RESULTING DIRECTLY OR INDIRECTLY FROM THE USE OF THE SERVICES PROVIDED BY CLIENT, ITS EMPLOYEES, AGENTS OR DEALERS, WHETHER OR NOT SUCH DAMAGES OR LOSS, PROPERTY DAMAGE, INJURY OR LOSS OF LIFE RESULTS FROM A BREACH OF OBLIGATION OR CONTRACT (WHETHER OR NOT SUCH BREACH IS CONSIDERED TO BE FUNDAMENTAL), OR FROM NEGLIGENT TORTIOUS OR DELICTUAL CONDUCT OF CLIENT, ITS EMPLOYEES, AGENTS, CONTRACTORS, DEALERS, SUPPLIERS OR MANUFACTURERS. FURTHERMORE, IN NO EVENT SHALL CLIENT, ITS DIRECTORS, OFFICERS, EMPLOYEE OR AGENTS BE LIABLE TO IMPACT OR ANY THIRD PARTY FOR (1) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR ANY OTHER DAMAGES WHATSOEVER OR HOWSOEVER CAUSED; OR (11) THE ACCURACY, TIMELINESS OR CONTINUED AVAILABILITY OF CLIENT'S SERVICES.

(i) No Warranty. CLIENT ACKNOWLEDGES AND AGREES THAT IMPACT MAKES AND CLIENT RECEIVES NO WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, INFRINGEMENT, OR THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, WITH RESPECT TO THE SERVICES, THE CONNECTION(S), THE UNITS OR THE IMPACT FACILITIES.

13 General.

(a) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and there are no representations, warranties, covenants, Agreements or collateral understandings, oral or otherwise, expressed or implied, affecting this instrument which are not expressly set forth herein.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

(c) Amendments. This Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

(d) Waiver of Default. Waiver by either party of any default by the other party shall not be deemed a continuing waiver of such default or a waiver of any other default.

(e) Survival. The terms and conditions and warranties contained in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder shall so survive the completion of performance, cancellation or termination of this Agreement.

(f) Severability. If a provision of this Agreement, shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions.

(g) Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

(h) Language. The parties hereto have required that this Agreement and all documents or notices resulting therefrom or ancillary thereto be drawn up in the English language.

(i) Independent Contractors. Each of the parties hereto are independent contractors and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between them. Neither party has the power to obligate or bind the other party in any manner whatsoever.

DIGITAL YOUTH NETWORK INC.
By: _/s/ Dan Reitzik________________________
Name: Dan Reitzik
Title: President & CEO
ADDRESS

1040 Hamilton St.
Suite 302
Vancouver, BC, V6B 2R9
Attention: Dan Reitzik
Fax: 1-877-404-7711

IMPACT MOBILE INC.
By: _/s/ Gary Schwartz_______________________
Name: Gary Schwartz
Title: President
ADDRESS

487 Adelaide St. West
Suite 304
Toronto, Ontario, M5V 1T4
Attention: Gary Schwartz
Fax: 416-368-2157

Exhibit A

Code of Conduct

1 Choice

1.1 As the proliferation of unsolicited promotional messages (or "SPAM") to mobile devices is unacceptable to consumers, carriers, and responsible brands, consumers must be asked to register for (or "Opt-in" to) all mobile marketing programs delivered through the mobile marketing platform. Consumers may opt-in to a program by sending an SMS, calling a voice response unit, registering on a Web site, or through some other legitimate method.

2 Control

2.1 Consumers must also be allowed to terminate their participation in an ongoing mobile marketing program (or "Opt-out") through channels identical to those through which they can Opt-in to a given program. In addition, the parties will work with mobile carriers to provide a "blanket opt-out" for consumers who do not wish to receive any mobile marketing communication.

3 Customization

3.1 As mobile marketing campaigns are most effective and efficient when appropriately targeted, consumers will be asked to provide demographic, offer preference and other information. All "follow on" offers targeted at an existing Opt-in universe will be encouraged to use this data to optimize message volumes, offer redemption rates, and return-on-investment.

4 Consideration

4.1 The consumer must receive and/or be offered something of value to them in return for receiving the promotional communication of a brand. Value may be delivered in the form of sweepstakes, contests, information, entertainment or discounts, or other consideration.

5 Constraint

5.1 The party undertaking a mobile marketing campaign will provide a global "throttling mechanism" capable of managing the number of messages received by an individual consumer. The purpose of the throttle is to effectively manage and limit mobile marketing programs to a reasonable number of programs, defaulted to 3 per day. Consumers will have the option to override the throttle through an additional Opt-in available through the standard channels.

6 Confidentiality

6.1 The parties shall not rent, sell or share personal information about consumers participating in programs delivered through the mobile marketing platform with other people or non-affiliated companies except to provide the products and services requested. A party may share aggregated, non-personal, non-individual information collectively with marketing partners for research purposes only.